 Exhibit (a)(1)(D)
Letter to Brokers and Dealers with respect to
Offer to Purchase
All Outstanding Shares of Common Stock and Series A Preferred Stock
of
Planet Payment, Inc.
at
$4.50 Per Share of Common Stock, Net in Cash, and $13.725 Per Share of Series A Preferred Stock, Net in Cash,
Pursuant to the Offer to Purchase dated November 13, 2017
by
Fintrax US Acquisition Subsidiary, Inc.
an indirect wholly owned subsidiary of
Franklin UK Bidco Limited
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 18, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
November 13, 2017
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
We have been engaged by Franklin UK Bidco Limited, a private limited company incorporated under the laws of England and Wales (“Parent”) and Fintrax US Acquisition Subsidiary, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), to act as Information Agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all outstanding shares of (i) common stock, par value $0.01 per share (“Company Common Stock”), of Planet Payment, Inc., a Delaware corporation (the “Company”), at a price per share of  $4.50 (such price as it may be amended from time to time in accordance with the Merger Agreement, the “Common Stock Offer Price”), net to the seller in cash, without any interest, but subject to any required withholding of taxes, and (ii) Series A Preferred Stock, par value $0.01 per share (“Company Series A Preferred Stock” and together with the Company Common Stock, the “Shares”) of the Company, at a price per share of  $13.725, equal to the Common Stock Offer Price multiplied by the conversion ratio set forth in the Company’s Restated Certificate of Incorporation rounded to the nearest one-hundredth, which is 3.05 (such price as it may be amended from time to time in accordance with the Merger Agreement, the “Preferred Stock Offer Price”), net to the seller in cash, without any interest, but subject to any required withholding of taxes, in each case upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase), the HSR Condition (as defined in the Offer to Purchase) and the other conditions described in the Offer to Purchase. See Section 13 of the Offer to Purchase.
Enclosed herewith are the following documents:
1.
Offer to Purchase, dated November 13, 2017;

2.
Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the consideration of your clients;

3.
Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4.
Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the expiration time of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration time of the Offer;

5.
A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.
Return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 18, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 26, 2017 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).
THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.
After careful consideration, the Company’s board of directors (the “Company Board”) unanimously (a) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are advisable and in the best interests of the Company and the Company’s stockholders; (b) elected that the Merger Agreement and the Merger contemplated thereby be expressly governed by and effected under Section 251(h) of the DGCL, and that the Merger be consummated as soon as practicable following the consummation of the Offer; (c) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL; and (d) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the expiration time of the Offer if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of  (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Common Stock Offer Price or the Preferred Stock Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than its financial advisors, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration time of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.
Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.
Very truly yours,
GEORGESON LLC
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER OR THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.